Exhibit 99.1

Covidien Announces Share Repurchase Program

DUBLIN, Ireland – August 11, 2011 – Covidien plc (NYSE: COV) today announced that its Board of Directors has authorized a program to purchase up to $2 billion of the Company’s ordinary shares from time to time, based on market conditions.

In the twelve months ending June 2011, Covidien has returned more than $1 billion to shareholders in dividends and share repurchases, representing more than 50% of its free cash flow. This is well above the Company’s stated annual goal of returning 25% to 40% of free cash flow to shareholders.

“The Board’s approval of this share repurchase program reflects its confidence in the continued growth of Covidien’s business, our sustainable free cash flow and our commitment to enhance shareholder value,” said José E. Almeida, President and CEO. “We remain committed to maintaining a strong balance sheet, but have no intention of accumulating cash. We will opportunistically look to return excess cash to shareholders, while continuing to fund our growth initiatives, pursue strategic opportunities for business expansion and deliver our financial objectives.”

ABOUT COVIDIEN

Covidien is a leading global healthcare products company that creates innovative medical solutions for better patient outcomes and delivers value through clinical leadership and excellence. Covidien manufactures, distributes and services a diverse range of industry-leading product lines in three segments: Medical Devices, Pharmaceuticals and Medical Supplies. With 2010 revenue of $10.4 billion, Covidien has 41,000 employees worldwide in more than 65 countries, and its products are sold in over 140 countries. Please visit www.covidien.com to learn more about our business.

CONTACTS

Eric Kraus	Coleman Lannum, CFA
Senior Vice President	Vice President
Corporate Communications	Investor Relations
508-261-8305	508-452-4343
eric.kraus@covidien.com	cole.lannum@covidien.com

Bruce Farmer	Todd Carpenter
Vice President	Director
Public Relations	Investor Relations
508-452-4372	508-452-4363
bruce.farmer@covidien.com	todd.carpenter@covidien.com

NON-GAAP FINANCIAL MEASURES

This press release contains a financial measure, free cash flow, which is considered a “non-GAAP” financial measure under applicable Securities & Exchange Commission rules and regulations.

This non-GAAP financial measure should be considered supplemental to and not a substitute for financial information prepared in accordance with generally accepted accounting principles. The Company’s definition of these non-GAAP measures may differ from similarly titled measures used by others. The Company defines free cash flow as net cash provided by continuing operating activities less capital expenditures. For the twelve months ending June 2011, net cash provided by continuing operating activities of $2,319 million less capital expenditures of $431 million resulted in free cash flow of $1,888 million.

FORWARD-LOOKING STATEMENTS

Any statements contained in this communication that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on our management’s current beliefs and expectations, but are subject to a number of risks, uncertainties and changes in circumstances, which may cause actual results or Company actions to differ materially from what is expressed or implied by these statements. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, our ability to effectively introduce and market new products or keep pace with advances in technology, the reimbursement practices of a small number of large public and private insurers, cost-containment efforts of customers, purchasing groups, third-party payors and governmental organizations, intellectual property rights disputes, complex and costly regulation, including healthcare fraud and abuse regulations and the Foreign Corrupt Practices Act, manufacturing or supply chain problems or disruptions, rising commodity costs, recalls or safety alerts and negative publicity relating to Covidien or its products, product liability losses and other litigation liability, divestitures of some of our businesses or product lines, our ability to execute strategic acquisitions of, investments in or alliances with other companies and businesses, competition, risks associated with doing business outside of the United States, foreign currency exchange rates and environmental remediation costs. These and other factors are identified and described in more detail in our Annual Report on Form 10-K for the fiscal year ended September 24, 2010, and in subsequent filings with the SEC. We disclaim any obligation to update these forward-looking statements other than as required by law.